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EXHIBIT 10.3

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

     This First Amendment to Employment Agreement ("Amendment") is entered into as of August 25, 1998, between CELLULAR TECHNICAL SERVICES COMPANY, INC., a Delaware corporation ("Company"), and KYLE R. SUGAMELE, an individual ("Executive").

                                    Recitals

     A. Company and Executive are parties to that certain Employment Agreement between the parties dated as of June 29, 1995 ("Agreement").

     B. The parties desire to amend certain terms of the Agreement as set forth below. Unless otherwise specifically defined in this Amendment, all terms used in this Amendment with initial letters capitalized shall have the meanings ascribed to such terms as set forth in the Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

     10. Amendments and Agreements.

        10.1 Term. The text of Section 1 of the Agreement is hereby amended by deleting such text in its entirety and replacing it with the following text:

"The Company hereby employs the Executive as the Vice President, General Counsel and Corporate Secretary of the Company on the terms and conditions set forth in this Agreement, and the Executive hereby accepts and agrees to such employment, commencing on the date of this Agreement until extended, replaced, or terminated as set forth herein. As of September 1, 1998, and as of each September 1 thereafter, this Agreement shall be renewed automatically for successive one-year terms, provided that either party shall have the right to terminate this Agreement: (i) as of the end of a given one-year renewal term if such party provides written notice of same to the other party at least ninety (90) days before the end of such one-year renewal term; or (ii) as otherwise permitted under this Agreement or as the parties otherwise agree to in writing."

        10.2 Salary Adjustment. Section 4(a) of the Agreement is hereby amended to reflect that Executive's annual base salary shall be increased to $110,000 effective as of September 1, 1998.

        10.3 Incentive Compensation. The Company hereby agrees to complete and implement a written Management Incentive Plan, as required by Section 4(b) of the Agreement, for calendar year 1999 no later than December 31, 1998. Such plan shall apply to Executive on the same basis as it applies to comparable executives of the Company.

        10.4 Cash Bonus. The Company hereby agrees to pay Executive a cash bonus equal to $10,000, which shall be paid in the following installments: (i) $5,000 in cash or Company check on or before September 15, 1998; and (ii) $5,000 in cash or Company check on or before December 15, 1998.

        10.5 Stock Options. The Company acknowledges that it has granted an additional 45,000 stock options to Executive, pursuant to that certain letter from the Company to Executive dated August 5, 1998. The Company agrees to complete and enter into an appropriate stock

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option agreement with Executive no later than November 1, 1998, which agreement shall incorporate the terms of such letter, as well as the Company's standard clause in executive stock option agreements providing for the acceleration of vesting upon a change of control of the Company.

        10.6 Severance Payment Calculation. Section 5(d) of the Agreement is hereby amended by deleting the text of clause (A) of such Section in its entirety and replacing such text with the following:

"...(A) the Company shall make a lump sum payment equal to a multiple of the highest annual compensation (as reportable on Executive's IRS W-2 form) received by Executive from Company during any of the most recent two (2) years ending on or prior to the date on which the termination occurs, which multiple shall be equal to one (1) times such highest compensation if the per-share price of the Company's common stock is less than $3.00 per share as of the close of business on the date that termination occurs, two (2) times such highest compensation if the price of the Company's common stock is between $3.00 per share and $4.50 per share as of the close of business on the date that termination occurs, and two and 99/100ths (2.99) times such highest compensation if the price of the Company's common stock is more than $4.50 per share as of the close of business on the date that termination occurs;...."

        10.7 Compensation Reduction. Section 5(d) of the Agreement is hereby amended by adding the following text at the end of such Section:

"Notwithstanding anything to the contrary, if any payments or benefits made by Company to Executive hereunder or otherwise would be subject to the excise tax or taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (collectively, the "Affected Amount"), such Affected Amount shall be reduced so that Executive shall be entitled to receive an Affected Amount with a "present value" (as determined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended) of not more in the aggregate than 2.99 times the Executive's applicable "base amount" under Section 280G of the Internal Revenue Code of 1986, as amended (collectively, the "Limited Amount"); provided, however, that if the entire Affected Amount, when reduced by such excise tax or taxes, is greater than the Limited Amount, then no reduction shall be made under this Subsection. Unless the parties otherwise agree to in writing, any reduction under this Subsection shall be conclusively determined by the independent certified public accounting firm regularly employed by Company during the ninety
(90) day period prior to the effective date of the event triggering the payment of the Affected Amount to Executive, and the determination of such independent certified public accounting firm shall be final and binding on all parties."

     11. Agreement Remains in Full Force and Effect. Except as expressly modified by the terms of this Amendment, each and every provision of the Agreement shall be and remain in full force and effect. This Amendment shall be effective as of the date first set forth above and shall continue in full force and effect until the termination of the Agreement in accordance with its terms.

     EXECUTED as of the date set forth above.

EXECUTIVE:                                         COMPANY:
----------                                         --------
                                                   CELLULAR TECHNICAL SERVICES
                                                   COMPANY, INC.


/s/ Kyle R. Sugamele                               By /s/ Stephen Katz
-------------------------                            -------------------------------------
KYLE R. SUGAMELE                                     Stephen Katz, Chief Executive Officer

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